EXHIBIT 10.7
                           SOFTWARE PURCHASE AGREEMENT


         THIS SOFTWARE PURCHASE AGREEMENT ("Agreement") is made this 31 day of August, 2001 by and between Intuicode, LLC, with offices located at 301 Yamato Road Suite 2199, Boca Raton, Florida 33431 ("Vendor") and iGames Entertainment, Inc. with facilities located at 301 Yamato Road Suite 3131, Boca Raton, Florida 33431 ("Customer") (collectively referred to as the "Parties").

                               W I T N E S S E T H

WHEREAS, Vendor is a Florida limited liability company formed for the purpose of providing computer technology and services; and

WHEREAS, Customer is a Florida corporation and desires Vendor to provide Customer with ownership of certain software, known as the "iGames Set Top Box", for its own use and sale.

NOW, THEREFORE, Customer hereby agrees to purchase the software pursuant to the following terms and conditions:


ARTICLE I:  RECITALS AND DEFINITIONS

Section 1.01 -- Recitals: The above recitals and identification of parties are true and correct.

Section 1.02 -- Definitions: The following definitions shall apply:

(1)      Contract: The term "Contract" shall mean this Agreement.

(2) Software: The term "Software" shall mean the Vendor's program known as the "iGames Set Top Box" in its current functionality and design.

(3) Trade Secrets: The term "Trade Secrets" shall mean trade secrets as defined under Chapter 688 of the Florida Statutes and Section 757 of the Restatement of Torts.


ARTICLE II:  INTELLECTUAL PROPERTY

Section 2.01 -- Ownership and Title: Upon acceptance of the Software by the Customer and payment of the sums set forth below in Article III hereof, Customer shall have the outright ownership and benefit of the Software. Vendor agrees to sign all applications, assignments, instruments and papers and perform all acts necessary to transfer the Software fully and completely to Customer and to enable Customer, its successors, assigns, licensees and nominees, to secure and enjoy the full and exclusive benefits and advantages however nothing in this paragraph shall supercede or act to alter the terms set forth in Section 5.01 hereof. In addition such transfer of rights from Vendor to Customer shall not affect Vendor's continued right to its Revenue Share as set forth in Article III hereof or for enforcement thereof.

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Section 2.02 -- Copies: Customer shall have the right to make additional copies of the Software and Documentation for back-up use. Vendor will not develop, sell, or assign an instance or copy of the Software in the future to any party.

Section 2.03 -- Trade Secrets: Neither party hereto shall disclose Trade Secrets without the prior written consent of the other party. The parties hereby acknowledge and agree that the Trade Secrets derive independent economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; are the subject of reasonable efforts under the circumstances to maintain their secrecy; and are trade secrets as defined under Chapter 688 of the Florida Statutes [ss.688.002(4)] and ss.757 of the Restatement of Torts.

Section 2.04 -- Registration: Each party hereby agrees to cooperate with the other party in securing or registering the rights of such party as set forth under this Article II.

Section 2.05 -- Continuation: The terms and provisions of Section 2.04 shall survive termination and cancellation of this Agreement.


ARTICLE III:  PAYMENT

Section 3.01 -- Purchase Price: The Customer agrees to purchase from the Vendor and the Vendor agrees to sell to the Customer the Software for the price of US$10,000.00 (Ten Thousand United States Dollar). Vendor shall also receive a fee for the sale, leasing, and/or licensing of the Software or services derived from the use thereof by the Customer or related individual or entity, equal to 25% of the net profits derived therefrom (hereinafter the "Revenue Share"). Net Profits herein shall be defined as monetary value of the compensation received for the initial sales, leasing, and/or licensing or services provided by use of the Software minus the costs associated with such sale, leasing, licensing or providing of such services. Net Profits shall not be reduced for monies paid for operations, research and development, officer salaries, or the accumulation of assets by Customer other than as are reasonably necessary in the providing of Software's intended services. Section 3.02 -- Payment: Payment to Vendor of the Revenue Share shall be made within thirty (30) days of receipt of said revenue by Customer.

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ARTICLE IV:  WARRANTY

Section 4.01 -- Development: Vendor represents and warrants that the programming and source code used in the creation of the Software will not infringe upon and be compliant with licensing requirements and copyrights for any non-original Vendor developed programming and source code. Vendor also represents and warrants that it did not program the Software to contain any back door, time bomb, drop dead device, virus, Trojan horse, worm, or other software routine designed to (a) disable any computer program automatically with the passage of time or occurrence of any event or under the control of a person other than the Customer; (b) permit unauthorized access by third parties due to embedded or erroneous code; or (c) disable, erase or otherwise harm the Software or Customer's data or hardware.

Section 4.02 - Good Faith/Record Keeping: The Customer warrants that it will act in the utmost good faith with regard to the day-to-day operation, deployment, sale/licensing/leasing, and providing of services derived from use of the Software. The Customer also warrants that it will timely inform Vendor of all transactions in the Software that would trigger a Revenue Share by Vendor and this it will maintain accurate and timely books and records of all such transactions and will make same available to Vendor for reasonable inspection upon notice for the sole purpose of verifying the revenues which may result in Revenue Share and calculation thereof. The Customer further warrants that it will not transfer the Software or offer services derived therefrom other than for monies in an amount equal to or greater than fair market value or in any manner which could be construed as an attempt to circumvent Vendor's revenue sharing hereunder.

Section 4.03 -- Indemnification: Vendor shall defend, indemnify, hold harmless and release Customer against any damages or liability arising from or in connection with a violation of the representations set forth in Section 4.02 above and any negligent or willful act by Customer causing damages to Vendor. Customer shall defend, indemnify, hold harmless and release Vendor against any damages or liability arising from or in connection with the use, sale, licensing, and/or leasing of the Software or services derived therefrom which infringes or violates a trademark, tradename, patent, law or regulation and for any end user, licensor, purchaser, or lessor damages as a result of the use, license, purchase, or lease of the Software other than as a result of violation of the representations set forth in Section 4.01 above.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES, WHETHER FORESEEABLE OR UNFORSEEABLE, BSED ON CLAIMS OF THE OTHER PARTY OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, STOPPAGE OR OTHER WORK OR IMPAIRMENT OF OTHER ASSETS; OR LABOR CLAIMS), ARISING OUR OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR TOERHWISE, EXCEPT ONLY IN THE CASE OF DEATH OR PERSONAL INJURY WHERE AND TO THE EXTENT THAT APPLICABEL LAW REQUIRES SUCH LIABILITY. WITH THE EXCEPTION OF INDEMNITY OBLIGATIONS SE FORTH IN THIS PAGREEMENT (WHICH ARE EXPRESSLY EXCLUDED FROM THE LIMITATIONS SET OUT IN THIS CLAUSE); THE AGGREGATE LIABILITY OF EITHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS CONTEMPLATED BY AND PAID UNDER THIS AGREEMENT, WHICH IN ANY EVENT SHALL NOT EXCEED $200,000.00.

This Section 4.03 shall survive termination of this Agreement.

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ARTICLE V:  MISCELLANEOUS

Section 5.01 -- Assignments: All assignments of rights under this Agreement by Customer without the prior written consent of Vendor shall be void.

Section 5.02 -- Entire Agreement: This Agreement contains the entire understanding of the Parties and supersedes previous verbal and written agreements between the parties concerning maintenance, user support, consulting services, development services and training services for the Software.

Section 5.03 -- Amendments and Modifications: Waivers, alterations, modifications or amendments of a provision of this Agreement shall not be binding unless such waiver, alteration, modification or amendment is in writing and signed by an authorized representative of both parties.

Section 5.04 -- Severability: If a provision of this Agreement is rendered invalid, the remaining provisions shall remain in full force and effect.

Section 5.05 -- Captions: The headings and captions of this Agreement are inserted for reference convenience and do not define, limit or describe the scope or intent of this Agreement or any particular section, paragraph, or provision.

Section 5.06 -- Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

Section 5.07 -- Governing Law: This Agreement is governed by the laws of the State of Florida and venue shall be the courts of West Palm Beach, Florida.

Section 5.08 -- Notice: Notices shall be in writing and shall be deemed delivered in person when delivered by courier or mailed postage prepaid by Certified or Registered Mail -- Return Receipt Requested -- to the person and address designated below. Notice shall be deemed given on the date of receipt -- as evidenced in the case of Certified or Registered Mail by Return Receipt.

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Party                           Address

Intuicode, LLC.                 301 Yamato Road Suite 2199 Boca Raton, FL  33431


IGames Entertainment, Inc.      301 Yamato Road Suite 3131 Boca Raton, FL  33431


Section 5.09 -- Pronouns/Gender: Pronouns and nouns shall refer to the masculine, feminine, neuter, singular or plural as the context shall require.

Section 5.10 -- Bankruptcy: If either party must institute, defend, appear or attend a bankruptcy proceeding as a result of the filing of bankruptcy by the other party, fees and expenses shall be paid by the filing party. If either party has a bankruptcy proceeding filed against it, the other party shall recover attorney fees, expert witness fees, and other costs incurred by such other party in connection with the bankruptcy proceeding, hearing or trial.

Section 5.11 -- Waiver: Waiver of breach of this Agreement shall not constitute waiver of another breach. Failing to enforce a provision of this Agreement shall not constitute a waiver or create an estoppel from enforcing such provision.

Section 5.12 -- Relationship of the Parties: It is agreed that the relationship of the parties is primarily that of customer and vendor. Nothing herein shall be construed as creating a partnership, an employment relationship, or an agency relationship between the parties, or as authorizing either party to act as agent for the other. Each party maintains its separate identity.

Section 5.13 -- Assurances: Each party hereby represents and warrants that all representations, warranties, recitals, statements and information provided to each other under this Agreement are true, correct and accurate as of the date of this Agreement to the best of their knowledge.

Section 5.14 -- Litigation Expense: In the event of litigation or arbitration arising out of this Agreement, each party shall pay its own costs and expenses of litigation and arbitration (excluding fees and expenses of arbitrators and administrative fees and expenses of arbitration).

Section 5.15 - Equitable Relief: The Parties acknowledge that the subject matter of this Agreement is unique and that money damages may be inadequate and that the non-breaching party shall be entitled to the equitable remedy of specific performance of the obligations contemplated herein and/or injunctive relief.

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Section 5.16 - Material: Time is of the essence. Each obligation of the parties hereunder is material.


         IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Vendor:                                     Customer:

Intuicode, LLC                              iGames Entertainment, Inc.


BY:__/s/Glen Rose_________________          BY:__/s/Michael Rideman_________

Its:____CTO_______________________          Its:____CEO/Pres._______________


Date:__8/31/2001__                          Date:__9/12/01__